UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 7, 2005

Date of Report (Date of earliest event reported)

RADVIEW SOFTWARE LTD.

(Exact name of registrant as specified in its charter)

Israel	0-31151	Not applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7 New England Executive Park, Burlington, MA 01803
(Address of principal executive offices)

(781) 238-1111

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                     Entry into a Material Definitive Agreement.

On December 7, 2005, RadView Software Ltd. (the “Company”) and OPNET Technologies, Inc. (“OPNET”) entered into a license and distribution agreement (the “License Agreement”), which provides for the grant to OPNET a non-exclusive, non-royalty-bearing, perpetual source code license for the Company’s WebLOAD and WebFT products.  In addition, the Company will provide limited engineering support services for a period of eight weeks for the purpose of assisting OPNET with the use of the source code and up to ten days of training services for OPNET’s support personnel.  The total consideration under the agreement of approximately $572,000 is payable in cash as follows: $360,000 which was paid upon execution of the Agreement; $200,000 in bi-weekly installments in varying amounts through January 16, 2006; and $12,000 due at varying dates as training services are performed.

Item 8.01                     Other Events.

In a Form 8-K dated December 6, 2005, the Company reported that it had triggered an event of default on November 30, 2005 under its revolving line of credit facility agreement with Comerica Bank (the “Bank”) and that, as a result of the default, the Bank had taken certain actions.  The Company also stated that it had submitted to the Bank a plan of repayment.

On December 7, 2005, the Bank accepted the Company’s plan of repayment and withdrew the actions it had taken.   As of December 6, 2005, the outstanding balance of borrowings under the revolving line of credit facility was $1,396,000.  The Company’s plan of repayment provides for repayment of the facility as follows: (a) $1,300,000 on December 7, 2005; (b) $25,000 on December 19, 2005; (c) $25,000 on January 2, 2006; and (d) $46,000 on January 19, 2006.  The interest rate will be restored to the non-default rate.  All other provisions under the facility will remain unchanged, except that the Company will not be permitted to make any additional borrowings under the facility.  The Company made the initial payment of $1,300,000 using its existing cash balance and a portion of the initial proceeds from the technology license transaction with OPNET.  As a result, as of December 8, 2005, the Company’s outstanding balance under the credit facility is $96,000.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RADVIEW SOFTWARE LTD.

Date: December 8, 2005	/s/ CHRISTOPHER DINEEN
Christopher Dineen
Chief Financial Officer